SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

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                              ADOLPH COORS COMPANY
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement. if other than the Registrant)

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                        [ADOLPH COORS COMPANY LETTERHEAD]


                                                              May 7, 2001


To the Shareholders of
   Adolph Coors Company

         Re:      Adolph Coors Company Special Meeting

Ladies and Gentlemen:

         You have received the Proxy Statement for the special meeting of the shareholders of Adolph Coors Company (the "Company") to be held on May 17, 2001. We want to remind you of the importance of filling out and returning your proxy card before the meeting date. We believe that each of the changes in the proposed Second Amended and Restated Articles of Incorporation will be beneficial to both the Company and its shareholders.

         We understand that some of you have raised concerns about Proposal 3, which would empower our Board to grant limited voting rights to any of the Company's authorized preferred stock that is issued in the future (none has been issued now). Specifically, we understand that these concerns include the anti-takeover potential of the proposed voting rights, and the fact that any preferred stock issued would have rights senior to those of our common stock.

         We believe you should vote FOR the authorization of voting rights for our preferred stock because:

o The New York Stock Exchange, on which our Class B common stock is listed, requires minimum voting rights for preferred stock.

o Voting rights for our preferred stock are unnecessary as an anti-takeover device because 100 percent of our voting common stock is owned by the Adolph Coors, Jr. Trust.

o Preferred stock without voting rights has limited effectiveness as an acquisition currency.

o Voting preferred stock would be able to elect only a minority of our directors.

         These matters are discussed in greater detail below.

         As explained in the Proxy Statement, the major purpose behind Proposal 3 is to enable our preferred stock to meet the minimum voting rights specified in the NYSE rules. These minimum voting rights are required before preferred shares can be listed on the NYSE, and the NYSE recommends that preferred shares have these voting rights even if the preferred shares are not listed on the NYSE. Although we do not have any present plans to issue or list any preferred stock, we believe our authorized preferred stock should meet the NYSE requirements as part of our general compliance with exchange rules. Today, the Company's preferred stock is effectively unissuable because it does not meet the NYSE standards.

         We understand that some of you are concerned about potential anti-takeover effects of creating preferred stock with potential voting rights. We believe it is important to note that the Company is already takeover-proof, because 100% of the Class A Voting Common Stock is owned by the Adolph Coors, Jr. Trust (the "Trust"). The Trust's ability to transfer these shares is limited by the Company's bylaws.

         Although it is true that any preferred stock we may issue in the future could have rights senior to those of our common shareholders, this is true of any preferred stock. Many publicly held companies issue preferred stock as part of acquisition or financing transactions. This preferred stock always has rights senior to common stock, and usually has some form of voting rights. Our current authorized preferred stock, which cannot have voting rights under any circumstances (except as required by law), is an anomaly in today's corporate world. An inability to issue preferred stock with limited voting rights may also hinder us in pursuing any acquisition opportunities that may arise in the future because of tax requirements that we issue voting stock.

         Finally, under Proposal 3, any preferred stock with voting rights that we may issue would only be able to elect a minority of the board of directors. No more than one-third of the directors could be elected by all holders of preferred stock, even if we were to issue several series of preferred stock with voting rights. The remaining members of our board - at least two-thirds of the directors - would continue to be elected by the holders of our Class A Common Stock, as they are now. Because most actions of the board can be taken by a majority vote, the impact of any future preferred shareholders on the management of the Company would be modest.

         We hope that this letter has clarified the reasoning behind Proposal 3 and helped to ease some of your concerns. We again encourage you to fill out and return your proxy card for the special meeting at your earliest convenience.

                                                          Sincerely,



                                                          /s/ Annita M. Menogan